Exhibit 99.1

CYBEX REPORTS SECOND QUARTER FINANCIAL RESULTS

EPS $.08 VS. $.02; REVENUE UP 14%

MEDWAY, MA, July 15, 2004 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported results for the second quarter ended June 26, 2004. Net sales for the quarter were $24,001,000 versus $21,114,000 for the comparable 2003 period, an increase of 14%. Net income for the quarter ended June 26, 2004 was $833,000, or $0.08 per share on a fully diluted basis, compared to net income of $183,000, or $0.02 per share on a fully diluted basis, for the second quarter of 2003. Net sales for the six months ended June 26, 2004 were $48,311,000 compared to $41,722,000 for 2003, an increase of 16%. The net income for the six months ended June 26, 2004 was $1,208,000, or $0.10 per fully diluted share, compared to a net loss of $1,604,000, or $.18 per fully diluted share, for the prior year period.

John Aglialoro, Chairman and CEO stated, “The Company’s results for the second quarter and first six months of 2004 illustrate the momentum that we have achieved. Our results show rising revenues and improved margins, which produced the increased operating income and bottom line performance. In addition, we continue to improve the balance sheet, as bank debt reduction is being aggressively addressed. The recent refinancing, which provides availability at lower interest costs, will further aid Cybex as we focus on enhancing growth prospects.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The Cybex product line includes a full range of both strength training and cardio training machines sold worldwide under the Cybex brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on Cybex and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facilities, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 29, 2004.

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(Financial Tables to Follow)

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Net sales	$24,001	$21,114	$48,311	$41,722

Cost of sales	14,933	13,897	30,159	27,805

Gross profit	9,068	7,217	18,152	13,917

As a percentage of sales	37.8%	34.2%	37.6%	33.4%

Selling, general and administrative expenses	7,282	6,387	15,053	13,914

Operating income	1,786	830	3,099	3

Interest expense, net	953	647	1,881	1,664

Income (loss) before income taxes	833	183	1,218	(1,661)

Income tax provision (benefit)	—	—	10	(57)

Net income (loss)	833	183	1,208	(1,604)

Preferred stock dividends	(122)	—	(244)	—

Net income (loss) attributable to common stockholders	$711	$183	$964	$(1,604)

Basic net income (loss) per share	$0.08	$0.02	$0.11	$(0.18)

Diluted net income (loss) per share	$0.08	$0.02	$0.10	$(0.18)

Shares used in computing basic net income (loss) per share	8,868	8,831	8,868	8,831

Shares used in computing diluted net income (loss) per share	9,463	8,859	9,398	8,831

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	June 26, 2004	December 31, 2003
ASSETS

Current assets:

Cash and cash equivalents	$830	$749

Accounts receivable, net	13,944	13,755

Inventories	8,102	7,910

Prepaid expenses and other	2,622	2,081

Total current assets	25,498	24,495

Property and equipment, net	13,801	14,472

Goodwill	11,247	11,247

Other assets	2,515	3,174

	$53,061	$53,388

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current maturities of long-term debt	$9,591	$12,261

Accounts payable	6,825	7,200

Accrued expenses	10,555	9,916

Total current liabilities	26,971	29,377

Long-term debt	15,806	14,825

Other liabilities	3,142	3,168

Total liabilities	45,919	47,370

Stockholders’ equity	7,142	6,018

	$53,061	$53,388